UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 26, 2008

BROOKE CORPORATION

(Exact name of registrant as specified in its charter)

KS	001-31698	48-1009756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8500 College Boulevard Overland Park, KS	66210
(Address of principal executive offices)	(Zip Code)

(913) 383-9700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04—Triggering Events that Accelerate or Increase a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement.

On September 15, 2006, Brooke Corporation (the “Company”) entered into a Securities Purchase Agreement, by and between the Company and an accredited institutional investor (the “Purchaser”) pursuant to which the Company issued to the Purchaser its 13% Perpetual Convertible Preferred Stock Series 2006, par value $1.00 per share (“Series 2006 Preferred Stock”), the terms as set forth in the Certificate of Designations, Preferences and Rights dated as of September 14, 2006, as corrected by the Certificate of Correction thereto, dated September 15, 2006 (as corrected, the “Certificate of Designations”). On September 26, 2008, the Company received written notice from the Purchaser that it believes, due to the notice of default received by the Company from Stockton National Bank as reported in the Company’s Current Report on Form 8-K filed on September 22, 2008, that a “Company Control Triggering Event” has occurred pursuant to the terms of the Certificate of Designations. Pursuant to the terms of the Certificate of Designations, upon the happening of a Company Control Triggering Event, the Purchaser can elect to require the Company to redeem all or any portion of its Series 2006 Preferred Stock. According to the written notice, the Purchaser is electing to redeem in full the Series 2006 Preferred Stock at the redemption price, which calculated as of September 26, 2008 equaled $23,176,333.33, plus dividends accruing from such date at a rate of 25 percent per annum until the redemption price is paid in full, which amount of interest equals $15,972.22 per day. The Purchaser has demanded payment within five business days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKE CORPORATION

By:	/s/ Carl Baranowski
Carl Baranowski
General Counsel

Date: October 1, 2008

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